Exhibit 99.1

3M Reports Fourth-Quarter and Full-Year 2020 Results;

Provides Full-Year 2021 Guidance

Fourth-Quarter Highlights:

–	Sales of $8.6 billion, up 5.8 percent; organic local-currency sales increased 5.5 percent
–	Both GAAP and adjusted EPS of $2.38
–	Operating cash flow of $2.5 billion; adjusted free cash flow of $2.1 billion, up 16 percent

Full-Year Highlights:

–	Sales of $32.2 billion, up 0.1 percent; organic local-currency sales declined 1.7 percent
–	GAAP EPS of $9.25; adjusted EPS of $8.74
–	Operating cash flow of $8.1 billion; adjusted free cash flow of $6.7 billion, up 18 percent
–	Reduced both total debt by $1.5 billion, or 7 percent, and net debt by $4.1 billion, or 23 percent
–	Returned $3.8 billion to shareholders via dividends and gross share repurchases

2021 Guidance:

–	Sales growth in the range of 5 to 8 percent, organic local-currency growth of 3 to 6 percent
–	Earnings per share of $9.20 to $9.70

ST. PAUL, Minn. – Jan. 26, 2021 − 3M (NYSE: MMM) today reported fourth quarter and full-year 2020 results and provided its 2021 financial outlook.

“The 3M team delivered a strong fourth quarter with organic growth across all business groups, robust cash flow and a double-digit increase in earnings per share,” said Mike Roman, 3M chairman and chief executive officer. “In an uncertain economic environment, we stayed focused on innovating for our customers, improving our operational execution and fighting the pandemic from every angle.”

“Throughout 2020 we distributed two billion respirators globally, and supported the development and manufacturing of vaccines and therapeutics to help the world respond to COVID-19,” Roman continued. “We also took significant actions to transform and build 3M for the future, while advancing our core values. Moving forward we will continue to prioritize investments in growth, productivity and sustainability as we build on our progress and deliver strong results in 2021.”

Fourth-Quarter Results

3M delivered year-on-year growth across all business segments and geographic areas even as the COVID-19 pandemic continues to evolve and affect 3M’s businesses in a number of ways. During the fourth quarter, end-market demand remained strong in personal safety, home improvement, general cleaning, semiconductor, data center and biopharma filtration. At the same time, several other end markets continued to experience year-on-year declines primarily driven by COVID-19-related headwinds, including healthcare and oral care elective procedures, consumer electronics, hospitality, office supplies, and healthcare IT.

Sales grew 5.8 percent year-on-year to $8.6 billion. Organic local-currency sales increased 5.5 percent while acquisitions, net of divestitures, decreased sales by 1.1 percent. Foreign currency translation increased sales by 1.4 percent year-on-year.

Total sales grew 12.7 percent in Safety and Industrial, 10.6 percent in Consumer, 5.4 percent in Health Care, and 2.3 percent in Transportation and Electronics. Organic local-currency sales increased 11.4 percent in Safety and Industrial, 9.9 percent in Consumer, 6.6 percent in Health Care, and 1.4 percent in Transportation and Electronics.

On a geographic basis, total sales grew 7.4 percent in EMEA (Europe, Middle East and Africa), 5.8 percent in the Americas, and 5.3 percent in Asia Pacific. Organic local-currency sales grew 7.9 percent in the Americas, 5.6 percent in EMEA, and 1.7 percent in Asia Pacific.

Both fourth-quarter GAAP and adjusted earnings were $2.38 per share, resulting in year-on-year increases of 43.4 percent and 22.1 percent on a GAAP-and adjusted-basis, respectively. Fourth quarter operating income was $1.8 billion with operating margins of 21.5 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

The company’s operating cash flow was $2.5 billion with adjusted free cash flow of $2.1 billion contributing to adjusted free cash flow conversion of 151 percent. 3M paid $848 million in cash dividends to shareholders during the fourth quarter. The company reduced total debt by $0.8 billion, or down 4 percent, and net debt by $1.3 billion, or 9 percent, sequentially. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information.

Fourth-Quarter Business Group Discussion

Safety and Industrial

•	Sales of $3.1 billion, up 12.7 percent in U.S. dollars. Organic local-currency sales increased 11.4 percent and foreign currency translation increased sales by 1.3 percent.
•	On an organic local-currency basis:

•	Sales increased in personal safety, roofing granules, industrial adhesives and tapes, and electrical markets; sales declined in automotive aftermarket, abrasives, and closure and masking.
•	Sales grew in the Americas, EMEA, and Asia Pacific.

•	Segment operating income was $869 million, an increase of 50 percent year-on-year; operating margins of 27.7 percent.

Transportation and Electronics

•	Sales of $2.3 billion, up 2.3 percent in U.S. dollars. Organic local-currency sales increased 1.4 percent, foreign currency translation increased sales by 2.2 percent, and divestitures decreased sales by 1.3 percent.
•	On an organic local-currency basis:
•	Sales increased in automotive and aerospace, transportation safety, electronics, and advanced materials; sales declined in commercial solutions.
•	Sales grew in Asia Pacific; sales were flat in EMEA; sales declined in the Americas.
•	Segment operating income was $511 million, an increase of 8 percent year-on-year; operating margins of 21.8 percent.

Health Care

•	Sales of $2.3 billion, up 5.4 percent in U.S. dollars. Organic local-currency sales increased 6.6 percent, foreign currency translation increased sales by 1.6 percent and acquisitions, net of divestitures, decreased sales by 2.8 percent.
•	On an organic local-currency basis:
•	Sales increased in medical solutions, separation and purification, and food safety; sales declined in oral care and health information systems.
•	Sales grew in the Americas, EMEA; sales were flat in Asia Pacific.
•	Segment operating income was $558 million, an increase of 22 percent year-on-year; operating margins were 24.7 percent.

Consumer

•	Sales of $1.4 billion, up 10.6 percent in U.S. dollars. Organic local-currency sales increased 9.9 percent and foreign currency translation increased sales by 0.7 percent.
•	On an organic local-currency basis:
•	Sales increased in home improvement, home care, and consumer health care; sales declined in stationery and office supplies.
•	Sales grew in the Americas and EMEA; sales declined in Asia Pacific.
•	Segment operating income was $335 million, up 11 percent year-on-year; operating margins were 23.5 percent.

2020 Overview: Helping the world recover, building a better company, and positioning for growth

When the world needed 3M in 2020, we were there: fighting the pandemic from all angles, making and delivering more personal protective equipment than ever before, helping speed development of vaccines and therapeutics, and providing our expertise to governments around the world to manage pandemic response.

In addition, 3M forged partnerships with the U.S., Canada, Germany, and Singapore governments to create additional respirator manufacturing capacity. 3M applied its expertise to ensure business continuity and maintain strong customer service as market demand and government mandates rapidly shifted the flow of global supplies.

While stepping up its efforts to support pandemic care and recovery, 3M continued to deliver for customers: providing innovative solutions across our industry-leading businesses to improve health care, transportation and electronics, safety and industrial, and consumer products. At the same time, the company enhanced its financial flexibility with strong cash flow generation, aggressive cost reductions, and adjusted capital allocation plans.

The company’s investments focused on building a better 3M that will be more efficient, effective, and connected to customers. As end markets have changed, 3M is well positioned take advantage of attractive global trends in personal safety, home improvement, e-commerce, automotive, and healthcare.

Stepping up our leadership in ESG

3M is expanding its commitments to improving the communities that it operates in and serves. In 2021, as part of the company’s ongoing environmental stewardship, and as part of its 2021 capital expenditure plan, 3M expects to invest $100 million to further reduce water usage and improve water quality around its manufacturing locations.

Last year also marked a step forward for 3M’s efforts to advance diversity, equity, and inclusion – the company introduced platforms for change to address racial opportunity gaps, empowering an inclusive culture, and supporting our communities with a plan to invest $50 million to advance workforce development and STEM education initiatives. In February, the company plans to publish its first Diversity, Equity and Inclusion report and outline its commitment to improving representation of minorities at the company.

Full-Year 2020 Results

Throughout 2020 the COVID-19 pandemic impacted 3M’s end markets and business operations. During the year the company saw strong end-market demand in personal safety, home improvement, general cleaning, semiconductor, data center and biopharma filtration. At the same time, other end markets experienced year-on-year declines primarily driven by COVID-19-related headwinds, including healthcare and oral care elective procedures, industrial, consumer electronics, hospitality, office supplies, and healthcare IT.

Full-year 2020 sales grew 0.1 percent year-on-year to $32.2 billion. Organic local-currency sales decreased 1.7 percent while acquisitions, net of divestitures, increased sales by 2.1 percent. Foreign currency translation decreased sales by 0.3 percent year-on-year.

GAAP earnings were $9.25 per share, an increase of 18.4 percent. Excluding special items, adjusted earnings were $8.74 per share, a decrease of 1.5 percent. Full-year operating income was $7.2 billion with operating margins of 22.3 percent. Excluding special items, adjusted operating income and margins were $6.8 billion and 21.3 percent, respectively, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

The company’s operating cash flow was $8.1 billion with adjusted free cash flow of $6.7 billion, contributing to adjusted free cash flow conversion of 132 percent for the year. In addition, 3M generated 18.2 percent return on invested capital. Refer to the “Supplemental Financial Information Non-GAAP Measures” section.

For the full year, 3M paid $3.4 billion in cash dividends to shareholders and repurchased $368 million of its own shares.

Full-Year 2021 Outlook

3M initiated its full-year 2021 guidance with earnings expected to be in the range of $9.20 to $9.70 per share. The company expects its full-year total sales growth in the range of 5 to 8 percent with organic local-currency growth between 3 to 6 percent. 3M also expects its full-year free cash flow conversion to be in the range of 95 to 105 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M will conduct an investor teleconference at 9:00 a.m. EST (8:00 a.m. CST) today. Investors can access this conference via the following:

•	Live webcast at http://investors.3M.com.
•	Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•	Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•	Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21972034). The telephone replay will be available until 11:30 a.m. EST (10:30 a.m. CST) on Feb. 2, 2021.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (4) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (5) competitive conditions and customer preferences; (6) foreign currency exchange rates and fluctuations in those rates; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (13) the Company's credit ratings and its cost of capital. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$8,583	$8,111	$32,184	$32,136

Operating expenses
Cost of sales	4,388	4,325	16,605	17,136
Selling, general and administrative expenses	1,890	1,940	6,929	7,029
Research, development and related expenses	456	521	1,878	1,911
Gain on sale of businesses	—	—	(389)	(114)
Total operating expenses	6,734	6,786	25,023	25,962
Operating income	1,849	1,325	7,161	6,174

Other expense (income), net	139	113	450	462

Income before income taxes	1,710	1,212	6,711	5,712
Provision for income taxes	316	242	1,318	1,130
Income of consolidated group	1,394	970	5,393	4,582

Income (loss) from unconsolidated subsidiaries, net of taxes	(4)	—	(5)	—
Net income including noncontrolling interest	1,390	970	5,388	4,582

Less: Net income (loss) attributable to noncontrolling interest	1	1	4	12

Net income attributable to 3M	$1,389	$969	$5,384	$4,570

Weighted average 3M common shares outstanding – basic	578.7	576.3	577.6	577.0
Earnings per share attributable to 3M common shareholders – basic	$2.40	$1.68	$9.32	$7.92

Weighted average 3M common shares outstanding – diluted	584.0	582.7	582.2	585.1
Earnings per share attributable to 3M common shareholders – diluted	$2.38	$1.66	$9.25	$7.81

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$4,634	$2,353
Marketable securities – current	404	98
Accounts receivable – net	4,705	4,791
Inventories	4,239	4,134
Prepaids	675	704
Other current assets	325	891
Total current assets	14,982	12,971
Property, plant and equipment – net	9,421	9,333
Operating lease right of use assets	864	858
Goodwill and intangible assets – net	19,637	19,823
Other assets	2,440	1,674
Total assets	$47,344	$44,659

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$806	$2,795
Accounts payable	2,561	2,228
Accrued payroll	747	702
Accrued income taxes	300	194
Operating lease liabilities – current	256	247
Other current liabilities	3,278	3,056
Total current liabilities	7,948	9,222
Long-term debt	17,989	17,518
Other liabilities	8,476	7,793
Total liabilities	$34,413	$34,533

Total equity	$12,931	$10,126
Shares outstanding
December 31, 2020: 577,749,638 shares
December 31, 2019: 575,184,835 shares
Total liabilities and equity	$47,344	$44,659

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Year ended
	December 31,
	2020	2019
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$8,113	$7,070

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,501)	(1,699)
Acquisitions, net of cash acquired	(25)	(4,984)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	232	(192)
Proceeds from sale of businesses, net of cash sold	576	236
Other investing activities	138	195

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(580)	(6,444)

Cash flows from financing activities:
Change in debt	(1,875)	3,249
Purchases of treasury stock	(368)	(1,407)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	429	547
Dividends paid to shareholders	(3,388)	(3,316)
Other financing activities	(98)	(197)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,300)	(1,124)

Effect of exchange rate changes on cash and cash equivalents	48	(2)

Net increase (decrease) in cash and cash equivalents	2,281	(500)
Cash and cash equivalents at beginning of year	2,353	2,853

Cash and cash equivalents at end of period	$4,634	$2,353

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Unaudited)

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Q4 2019 GAAP	$1,325	16.3%	$1,212	$242	19.9%	$969	$1.66
Adjustments for special items:
Significant litigation-related charges/benefits	214		214	48		166	0.29
Q4 2019 adjusted amounts (non-GAAP measures) (a)	$1,539	19.0%	$1,426	$290	20.3%	$1,135	$1.95

Q4 2020 GAAP	$1,849	21.5%	$1,710	$316	18.5%	$1,389	$2.38	43.4%
Adjustments for special items:
None
Q4 2020 adjusted amounts (non-GAAP measures) (a)	$1,849	21.5%	$1,710	$316	18.5%	$1,389	$2.38	22.1%

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Full Year 2019 GAAP	$6,174	19.2%	$5,712	$1,130	19.8%	$4,570	$7.81
Adjustments for special items:
Significant litigation-related charges/benefits	762		762	172		590	1.01
Loss on deconsolidation of Venezuelan subsidiary	—		162	—		162	0.28
(Gain)/loss on sale of businesses	(114)		(114)	15		(129)	(0.22)
Full Year 2019 adjusted amounts (non-GAAP measures) (a)	$6,822	21.2%	$6,522	$1,317	20.2%	$5,193	$8.88

Full Year 2020 GAAP	$7,161	22.3%	$6,711	$1,318	19.6%	$5,384	$9.25	18.4%
Adjustments for special items:
Significant litigation-related charges/benefits	17		17	56		(39)	(0.07)
(Gain)/loss on sale of businesses	(389)		(389)	(86)		(303)	(0.52)
Divestiture-related restructuring actions	55		55	9		46	0.08
Full Year 2020 adjusted amounts (non-GAAP measures) (a)	$6,844	21.3%	$6,394	$1,297	20.3%	$5,088	$8.74	(1.5)%

(a)	In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of special items. Special items for the periods presented include the items described in the section entitled “Description of Special Items”. Beginning in 2020, the Company includes gain/loss on sale of businesses and divestiture-related restructuring actions as special items due to their potential distortion of underlying operating results. Information provided herein reflects the impact of this change for all periods presented. Operating income, income before taxes, net income, earnings per share, and effective tax rate are all measures for which 3M provides the reported GAAP measure and a measure adjusted for special items. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Major GAAP Cash Flow Categories (dollars in millions)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$2,515	$2,338	$8,113	$7,070
Net cash provided by (used in) investing activities	(259)	(5,299)	(580)	(6,444)
Net cash provided by (used in) financing activities	(1,802)	(2,451)	(5,300)	(1,124)

Free Cash Flow (non-GAAP measure) (dollars in billions)	Full-Year 2021 Forecast
Net cash provided by (used in) operating activities	$7.1 to $7.8
Purchases of property, plant and equipment	($1.8 to $2.0)
Free cash flow (b)	$5.1 to $6.0

Net income attributable to 3M	$5.4 to $5.7
Free cash flow conversion (b)	95% to 105%

	Three months ended		Year ended
	December 31,		December 31,
Adjusted Free Cash Flow (non-GAAP measure) (dollars in millions)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$2,515	$2,338	$8,113	$7,070
Purchases of property, plant and equipment	(422)	(538)	(1,501)	(1,699)
Free cash flow	$2,093	$1,800	$6,612	$5,371
Adjustments for special items:
Significant litigation-related after-tax payment impacts	$5	$7	$79	$267
TCJA transition tax payments	—	—	33	—
Divestiture-related restructuring after-tax payment impacts	6	6	12	60
Adjusted free cash flow (c)	$2,104	$1,813	$6,736	$5,698

Net income attributable to 3M	$1,389	$969	$5,384	$4,570
Adjustments for special items:
Significant litigation-related charges/benefits	—	166	(39)	590
Loss on deconsolidation of Venezuelan subsidiary	—	—	—	162
(Gain)/loss on sale of businesses	—	—	(303)	(129)
Divestiture-related restructuring actions	—	—	46	—
Adjusted net income attributable to 3M (a)	$1,389	$1,135	$5,088	$5,193
Adjusted free cash flow conversion (c)	151%	160%	132%	110%

(b)	Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

(c)	Adjusted free cash flow and adjusted free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines adjusted free cash flow as net cash provided by operating activities, adjusted for special items, less purchases of property, plant and equipment. Cash payments associated with special items in the determination of adjusted free cash flow are reflected net of applicable tax using the U.S. statutory corporate tax rate during the period of payment. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures. The Company defines adjusted free cash flow conversion as adjusted free cash flow divided by net income attributable to 3M, adjusted for special items. Special items for the periods presented include the items described in section entitled “Description of Special Items”. The Company believes adjusted free cash flow and adjusted free cash flow conversion are meaningful to investors as they are useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Full Year	Full Year
Return on Invested Capital (non-GAAP measure) (in millions)	2020	2019
Net income including non-controlling interest	$5,388	$4,582
Interest expense (after-tax) (1)	425	359
Adjusted net income (Return)	$5,813	$4,941

Average shareholders' equity (including non-controlling interest) (2)	$11,500	$10,198
Average short-term and long-term debt (3)	20,413	17,982
Average invested capital	$31,913	$28,180

Return on invested capital (non-GAAP measure) (d)	18.2%	17.5%

(1) Effective income tax rate used for interest expense	19.6%	19.8%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$10,209	$9,757
June 30	10,915	10,142
September 30	11,943	10,764
December 31	12,931	10,126
Average total equity	$11,500	$10,198

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$22,495	$16,370
June 30	20,762	15,806
September 30	19,598	19,439
December 31	18,795	20,313
Average short-term and long-term debt	$20,413	$17,982

(d)	Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Adjusted EBITDA (non-GAAP measure) (e)		Adjusted EBITDA Margin (non-GAAP measure) (e)
	Three months ended December 31,		Three months ended December 31,
(Dollars in millions)	2020	2019	2020	2019
Safety and Industrial	$1,014	$714	32.3%	25.6%
Transportation and Electronics	624	576	26.7	25.2
Health Care	716	615	31.7	28.7
Consumer	371	338	26.0	26.2
Corporate and Unallocated	(228)	(140)
Elimination of Dual Credit	(150)	(101)

Total Company	$2,347	$2,002	27.3%	24.7%

	Adjusted EBITDA (non-GAAP measure) (e)		Adjusted EBITDA Margin (non-GAAP measure) (e)
	Year ended December 31,		Year ended December 31,
(Dollars in millions)	2020	2019	2020	2019
Safety and Industrial	$3,616	$3,019	30.7%	26.2%
Transportation and Electronics	2,356	2,622	26.7	27.3
Health Care	2,454	2,250	29.4	30.3
Consumer	1,389	1,258	26.0	24.4
Corporate and Unallocated	(526)	(325)
Elimination of Dual Credit	(534)	(409)

Total Company	$8,755	$8,415	27.2%	26.2%

	Three months ended		Year ended
Adjusted EBITDA (non-GAAP measure) (dollars in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net sales	$8,583	$8,111	$32,184	$32,136

Net income attributable to 3M	1,389	969	5,384	4,570
Add/(subtract):
Net income/(loss) attributable to noncontrolling interest	1	1	4	12
(Income)/Loss from unconsolidated subsidiaries, net of taxes	4	—	5	—
Provision for income taxes	316	242	1,318	1,130
Other expense/(income):
Interest (Income)/expense	136	108	500	368
Pension & OPEB non-service cost (benefit)	3	5	(50)	(68)
Loss on deconsolidation of Venezuelan subsidiary	—	—	—	162
Depreciation and amortization expense	498	463	1,911	1,593
Adjustments for special items:
Significant litigation-related charges/benefits	—	214	17	762
(Gain)/loss on sale of businesses	—	—	(389)	(114)
Divestiture-related restructuring actions	—	—	55	—
Adjusted EBITDA (e)	$2,347	$2,002	$8,755	$8,415

Adjusted EBITDA margin (e)	27.3%	24.7%	27.2%	26.2%

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

Adjusted EBITDA (non-GAAP measure) Three months ended December 31, 2020 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$3,140	$2,338	$2,257	$1,425	$—	$(577)	$8,583

Business segment operating income (measure of segment operating performance)	869	511	558	335	(274)	(150)	1,849
Add/(subtract):
Depreciation and amortization	145	113	158	36	46		498
Adjustments for special items:
None
Adjusted EBITDA (non-GAAP measure) (e)	$1,014	$624	$716	$371	$(228)	$(150)	$2,347

Adjusted EBITDA margin (non-GAAP measure) (e)	32.3%	26.7%	31.7%	26.0%			27.3%

Adjusted EBITDA (non-GAAP measure) Three months ended December 31, 2019 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$2,785	$2,286	$2,141	$1,289	$12	$(402)	$8,111

Business segment operating income (measure of segment operating performance)	579	474	457	303	(387)	(101)	1,325
Add/(subtract):
Depreciation and amortization	135	102	158	35	33		463
Adjustments for special items:
Significant litigation-related charges/benefits					214		214
Adjusted EBITDA (non-GAAP measure) (e)	$714	$576	$615	$338	$(140)	$(101)	$2,002

Adjusted EBITDA margin (non-GAAP measure) (e)	25.6%	25.2%	28.7%	26.2%			24.7%

Adjusted EBITDA (non-GAAP measure) Year ended December 31, 2020 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$11,767	$8,827	$8,345	$5,336	$(1)	$(2,090)	$32,184

Business segment operating income (measure of segment operating performance)	3,054	1,927	1,828	1,249	(363)	(534)	7,161
Add/(subtract):
Depreciation and amortization	562	429	626	140	154		1,911
Adjustments for special items:
Significant litigation-related charges/benefits					17		17
(Gain)/loss on sale of businesses					(389)		(389)
Divestiture-related restructuring actions					55		55
Adjusted EBITDA (non-GAAP measure) (e)	$3,616	$2,356	$2,454	$1,389	$(526)	$(534)	$8,755

Adjusted EBITDA margin (non-GAAP measure) (e)	30.7%	26.7%	29.4%	26.0%			27.2%

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

Adjusted EBITDA (non-GAAP measure) Year ended December 31, 2019 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$11,514	$9,591	$7,431	$5,151	$110	$(1,661)	$32,136

Business segment operating income (measure of segment operating performance)	2,510	2,221	1,858	1,124	(1,130)	(409)	6,174
Add/(subtract):
Depreciation and amortization	509	401	392	134	157		1,593
Adjustments for special items:
Significant litigation-related charges/benefits					762		762
(Gain)/loss on sale of businesses					(114)		(114)
Adjusted EBITDA (non-GAAP measure) (e)	$3,019	$2,622	$2,250	$1,258	$(325)	$(409)	$8,415

Adjusted EBITDA margin (non-GAAP measure) (e)	26.2%	27.3%	30.3%	24.4%			26.2%

(e)	Adjusted EBITDA and adjusted EBITDA margin are not defined under U.S. GAAP. Therefore, adjusted EBITDA and adjusted EBITDA margin should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines adjusted EBITDA as net income attributable to 3M, adjusted for net income/(loss) attributable to noncontrolling interest, (income)/loss from unconsolidated subsidiaries, provision for income taxes, other expense/(income), depreciation and amortization expense, and special items. For business segments, the Company defines adjusted EBITDA as business segment operating income (3M’s measure of segment operating performance) adjusted for depreciation and amortization expense. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by net sales. Special items for the periods presented include the items described in the section entitled “Description of Special Items”. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes adjusted EBITDA and adjusted EBITDA margin are meaningful to investors as they provide useful analyses of ongoing underlying operating trends.

	December 31,	December 31,
Net Debt (non-GAAP measure)	2020	2019
Total debt	$18,795	$20,313
Less: Cash, cash equivalents and marketable securities	5,068	2,494
Net debt (f)	$13,727	$17,819

(f)	Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

Description of Special Items:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Special items incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Significant litigation-related charges/benefits:

•	In the first quarter of 2020, 3M recorded a net pre-tax charge of $17 million ($13 million after tax) related to PFAS (certain perfluorinated compounds) matters. The charge was more than offset by a reduction in tax expense of $52 million related to resolution of tax treatment with authorities regarding the previously disclosed 2018 agreement reached with the State of Minnesota that resolved the Natural Resources Damages lawsuit. These items, in aggregate, resulted in a $39 million after-tax benefit. In the fourth quarter and full year 2020, 3M made payments of approximately $6 million and $100 million, respectively, related to significant litigation-related matters.

•	In 2019, the Company recorded significant litigation-related charges of $762 million ($590 million after tax) related to PFAS (certain perfluorinated compounds) matters and coal mine dust respirator mask lawsuits of which $214 million ($166 million after tax) occurred in the fourth quarter. The aggregate 2019 pre-tax charge was reflected in cost of sales ($328 million) and selling, general and administrative expense ($434 million). In the fourth quarter and full year 2019, 3M made payments of approximately $9 million and $338 million, respectively, related to significant litigation-related matters.

Gain/loss on sale of businesses:

•	In the first quarter of 2020, 3M recorded a pre-tax gain of $2 million ($1 million loss after tax) related to the sale of its advanced ballistic-protection business and recognition of certain contingent consideration. In the second quarter of 2020, 3M recorded a pre-tax gain of $387 million ($304 million after tax) related to the sale of its drug delivery business.

•	In the first quarter of 2019, 3M recorded a gain related to the sale of certain oral care technology comprising a business in addition to reflecting an earnout on a previous divestiture, which together resulted in a net gain of $8 million ($7 million after tax). In the second quarter of 2019, as a result of a “held for sale” tax benefit related to the legal entities associated with the pending divestiture of the Company’s gas and flame detection business, 3M recorded an after-tax gain of $43 million. In the third quarter of 2019, 3M recorded a gain related to the divestiture of the Company’s gas and flame detection business and an immaterial impact as a result of measuring a disposal group at the lower of its carrying amount or fair value less cost to sell, which in aggregate resulted in a pre-tax gain of $106 million ($79 million after tax).

Divestiture-related restructuring actions:

•	In the second quarter 2020, following the divestiture of substantially all of the drug delivery business, management approved and committed to undertake certain restructuring actions addressing corporate functional costs and manufacturing footprint across 3M in relation to the magnitude of amounts previously allocated/burdened to the divested business. As a result, 3M recorded a second quarter 2020 pre-tax charge of $55 million ($46 million after tax) and made subsequent immaterial adjustments thereto. In the fourth quarter and full year 2020, 3M made payments of approximately $7 million and $14 million, respectively, associated with these restructuring charges.

•	In the fourth quarter and full year of 2019, 3M made payments of approximately $8 million and $76 million, respectively, associated with restructuring charges taken in 2018 related to addressing corporate functional costs following the 2018 Communication Markets Division divestiture.

Loss on deconsolidation of Venezuelan subsidiary:

•	In the second quarter of 2019, 3M recorded a pre-tax charge of $162 million related to the deconsolidation of the Company’s Venezuelan subsidiary.

Enactment/measurement period adjustments related to the Tax Cuts and Jobs Act (TCJA)

•	In the full year 2020, 3M made payments of approximately $33 million related to the transition tax expense incurred as a result of the 2017 enactment of the TCJA.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (g)

(Unaudited)

	Three months ended December 31, 2020
			Europe,
			Middle
Sales Change Analysis		Asia-	East and	World-
By Geographic Area	Americas	Pacific	Africa	Wide
Volume – organic	6.6%	2.1%	3.8%	4.7%
Price	1.3	(0.4)	1.8	0.8
Organic local-currency sales	7.9	1.7	5.6	5.5
Acquisitions	0.8	0.1	0.5	0.5
Divestitures	(1.7)	(0.3)	(3.7)	(1.6)
Translation	(1.2)	3.8	5.0	1.4
Total sales change	5.8%	5.3%	7.4%	5.8%

	Three months ended December 31, 2020
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change
Safety and Industrial	11.4%	—%	—%	1.3%	12.7%
Transportation and Electronics	1.4	—	(1.3)	2.2	2.3
Health Care	6.6	2.1	(4.9)	1.6	5.4
Consumer	9.9	—	—	0.7	10.6
Total Company	5.5%	0.5%	(1.6)%	1.4%	5.8%

	Year ended December 31, 2020
			Europe,
			Middle
Sales Change Analysis		Asia-	East and	World-
By Geographic Area	Americas	Pacific	Africa	Wide
Volume – organic	(1.2)%	(2.9)%	(4.0)%	(2.3)%
Price	1.0	(0.5)	1.2	0.6
Organic local-currency sales	(0.2)	(3.4)	(2.8)	(1.7)
Acquisitions	5.5	0.7	2.8	3.5
Divestitures	(1.5)	(0.2)	(2.9)	(1.4)
Translation	(1.3)	0.6	1.0	(0.3)
Total sales change	2.5%	(2.3)%	(1.9)%	0.1%

	Year ended December 31, 2020
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change
Safety and Industrial	3.5%	—%	(0.6)%	(0.7)%	2.2%
Transportation and Electronics	(7.1)	—	(1.1)	0.2	(8.0)
Health Care	1.0	15.5	(4.1)	(0.1)	12.3
Consumer	4.1	—	—	(0.5)	3.6
Total Company	(1.7)%	3.5%	(1.4)%	(0.3)%	0.1%

(g)	Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Unaudited)

Effective in the second quarter of 2020, the measure of segment operating performance used by 3M’s chief operating decision maker (CODM) changed and, as a result, 3M’s disclosed measure of segment profit/loss (business segment operating income) has been updated for all periods presented. The change to business segment operating income aligns with the update to how the CODM assesses performance and allocates resources for the Company’s business segments. In the fourth quarter of 2020, information relative to business segment depreciation reviewed by 3M’s CODM also changed. The change did not impact each segment’s operating income, but did change the separate summarization of depreciation by segment in CODM information. Business segment depreciation is based on the underlying usage of assets (while the particular asset itself may be entirely reflected within a different business segment’s asset balance as its primary user). This depreciation also includes allocated depreciation associated with a number of assets reflected in Corporate and Unallocated. Depreciation previously was summarized in CODM information based generally on depreciation of a particular asset being associated entirely with a single reporting unit, as opposed to an estimate of underlying asset usage.

3M discloses business segment operating income as its measure of segment profit/loss, reconciled to both total 3M operating income and income before taxes. Business segment operating income includes dual credit for certain related operating income (as described below in “Elimination of Dual Credit”). Business segment operating income excludes certain expenses and income that are not allocated to business segments (as described below in “Corporate and Unallocated”). Additionally, the following special items are excluded from business segment operating income and, instead, are included within Corporate and Unallocated: significant litigation-related charges/benefits, gain/loss on sale of businesses, and divestiture-related restructuring actions.

In addition, effective in the first quarter of 2020, in a continuing effort to improve the alignment of its businesses around customers and markets, the Company made the following changes:

Continued alignment of customer account activity

•	As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This largely impacted the amount of dual credit certain business segments receive as a result of sales district attribution. 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country.

Additional actions impacting product line alignments

•	The remaining retail auto care product lines formerly in the Automotive Aftermarket Division (within the Safety and Industrial business segment) were realigned to the Construction and Home Improvement Division (within the Consumer business segment).
•	In addition, certain product lines were realigned within business segments. The transdermal drug delivery components business, formerly included in the Drug Delivery Systems Division was realigned to the Medical Solutions Division (both of which are within the Health Care business segment) and the paint protection film business, formerly included in the Automotive and Aerospace Division was realigned to the Commercial Solutions Division (both of which are within the Transportation and Electronics business segment).

The financial information presented herein reflects the impact of these changes for all periods presented.

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
NET SALES	December 31,		December 31,
(Millions)	2020	2019	2020	2019
Safety and Industrial	$3,140	$2,785	$11,767	$11,514
Transportation and Electronics	2,338	2,286	8,827	9,591
Health Care	2,257	2,141	8,345	7,431
Consumer	1,425	1,289	5,336	5,151
Corporate and Unallocated	—	12	(1)	110
Elimination of Dual Credit	(577)	(402)	(2,090)	(1,661)
Total Company	$8,583	$8,111	$32,184	$32,136

3M Company and Subsidiaries

BUSINESS SEGMENTS – (CONTINUED)

(Unaudited)

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
OPERATING INCOME	December 31,		December 31,
(Millions)	2020	2019	2020	2019
Safety and Industrial	$869	$579	$3,054	$2,510
Transportation and Electronics	511	474	1,927	2,221
Health Care	558	457	1,828	1,858
Consumer	335	303	1,249	1,124
Elimination of Dual Credit	(150)	(101)	(534)	(409)
Total business segment operating income	$2,123	$1,712	$7,524	$7,304
Corporate and Unallocated
Special items:
Significant litigation-related (charges)/benefits	—	(214)	(17)	(762)
Gain/(loss) on sale of businesses	—	—	389	114
Divestiture-related restructuring actions	—	—	(55)	—
Other corporate expense - net	(274)	(173)	(680)	(482)
Total Corporate and Unallocated	$(274)	$(387)	$(363)	$(1,130)
Total Company operating income	$1,849	$1,325	$7,161	$6,174

Other expense/(income), net	$139	$113	$450	$462
Income before income taxes	$1,710	$1,212	$6,711	$5,712

About 3M

At 3M, we apply science in collaborative ways to improve lives daily as our employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Tim Post, 651-733-9789